Exhibit 10.2

COMMERCIAL LEASE

BETWEEN

AMERICAN HERITAGE LEGACIES, LLC

AND

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

THIS COMMERCIAL LEASE (the “Lease”) is made as of the date of the last party to sign below, by and between AMERICAN HERITAGE LEGACIES, LLC. (“Landlord”) and ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. (“Tenant”) (each, a “party”, and together, the “parties”).

RECITALS

A. Landlord is the owner of that certain real property legally described as follows (the “Premises”):

Tract A of the BODO BUSINESS RANCHES, UNIT III, CRAIL LOT CONSOLIDATION, PROJECT NO. 93-206, according to the plat thereof filed for record December 14, 1993 as Reception No. 659418.

Also known by street address as: 265 Turner Street, Durango, CO 81303.

C. Landlord desires to lease the Premises to Tenant.

D. Tenant desires to lease the Premises from Landlord upon the terms and conditions set forth in this Lease.

NOW, THEREFORE, in consideration of the terms, covenants, and conditions set forth below, Landlord and Tenant agree as follows:

1. Demise of Premises. In consideration of the rents, covenants and agreements contained herein, Landlord hereby leases to Tenant and Tenant hereby rents from Landlord the Premises, subject to the terms and conditions as set forth in this Lease.

2. Condition of Premises. The Premises shall be delivered to Tenant by Landlord in “as-is” condition. Tenant’s occupancy of the Premises shall constitute acceptance of the condition of the Premises. Tenant shall be responsible for all improvements to the Premises desired by Tenant (the “Tenant Improvements”), and which shall be performed by Tenant at its own cost and expense. Landlord does not warrant the suitability of the Premises for the Tenant Improvements, and Tenant assumes responsibility for determining the feasibility of the Tenant Improvements. Tenant shall be responsible for obtaining all necessary permits required by the City of Durango for such Tenant Improvements and shall provide copies thereof to Landlord before commencing the Tenant Improvements. Tenant agrees to submit to Landlord for Landlord’s prior approval, plans and specifications describing the Tenant Improvements, which approval shall be in Landlord’s sole and absolute discretion. Tenant covenants and agrees to install the Tenant Improvements only as set forth in plans and specifications that have been approved by Landlord in writing upon submission thereof by Tenant. All improvements to the interior structure of the Premises, including the walls, floors, electrical system, and plumbing shall become the sole property of the Landlord, and Tenant shall not be entitled to any setoff or credit for such improvements. Landlord reserves the right to enter the Premises for the purpose of posting such notices of non-responsibility prior to installation of the Tenant Improvements as may be permitted by law, or desired by Landlord.

3. Term.

(a) Lease Term. The term of this Lease shall commence at the closing of the Contract to Buy and Sell Real Estate (Commercial) between Tenant and Landlord (the “Commencement Date”). The Lease Term shall terminate ten (10) years from the first day of the month following the Commencement Date. Each twelve-month period after the first day of the month following the Commencement Date shall be considered a “Lease Year.”

(b) Renewal Term. If Tenant is not in default of any of its obligations under this Lease, Tenant shall have the option to renew the Lease for one additional ten (10) year renewal term by providing written notice to Landlord at least six (6) months in advance of the termination of the Primary Term.

(c) Termination upon Change in Control. Upon the occurrence of a Change of Control of Tenant, this Lease shall terminate upon the earlier of: (1) closing on the sale of the Premises from Landlord to Tenant as described in paragraph 29; or (2) 90 days from the Change in Control.

4. Rent. Tenant covenants and agrees to pay to Landlord, as rental for the Premises, the following:

(a) Base Rent. Base Rent (“Base Rent”) at the rate of Six Hundred Twenty Four Thousand Dollars ($624,000) for the First Lease Year, payable in equal monthly payments of Fifty Two Thousand Dollars ($52,000) for each rental month of this Lease, due on the first day of each calendar month without any set-off or deduction. Payment of the Base Rent shall commence on the Commencement Date. If the Commencement Date is not the first day of a calendar month, rent shall be prorated for the month of the Commencement Date. Each successive Lease Year, the Base Rent shall increase by two percent (2%) over the Base Rent for the previous Lease Year.

(b) Additional Rent. Tenant shall pay to Landlord Additional Rent sufficient to reimburse Landlord for all expenses, costs and disbursements of every kind and nature associated with ownership of the Premises which may arise or become due during the Lease Term including appropriate reserves in the timeframes specified for reimbursement in this Lease. Tenant shall pay prior to delinquency all other costs associated with the operation and maintenance of the Premises. It is the express intent of Tenant and Landlord that the return to Landlord under this lease shall be absolutely “Net”.

5. Late Fees. If a payment of Base Rent is not received by Landlord on or before the fifth day of the month, Tenant will pay Landlord a late fee (“Late Fee”) of ten percent (10%) of the monthly Base Rent. Landlord and Tenant hereby agree that the Late Fee amount represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment of Base Rent by Tenant. Acceptance of such Late Fee shall not constitute a waiver by Landlord of Tenant’s default with respect to the overdue amount and shall not prevent Landlord from exercising any of the other rights and remedies available to Landlord for any other breach of Tenant under this Lease.

6. Use of the Premises.

(a) Business Use. The Premises shall be used and occupied for Tenant’s corporate headquarters and production and warehouse facility and for no other purpose. Tenant shall, at its sole expense, comply with all laws applicable to its use of the Premises and shall obtain all permits or licenses required for the transaction of business at the Premises. Tenant will not use, permit or suffer the use of the Premises for any other business than that hereinabove stated, and will not use or permit any use of the Premises.

(b) Compliance with Governmental Regulations. Tenant shall, at its own cost and expense, promptly and properly observe and comply with all present and future orders, regulations, directions, rules, laws, ordinances, and requirements of all governmental authorities (including, without limitation, state, municipal, county and federal governments and their departments, bureaus, boards and officials) and arising from Tenant’s use or occupancy of the Premises or privileges appurtenant to or in connection with the enjoyment of the Premises.

(c) Nondiscrimination. Tenant, with respect to its use of the Premises, and the parties in connection with the performance of their respective obligations under this Lease Agreement, agree that they will not discriminate against anyone with respect to race, color, creed, sex, age, national origin, religion, handicap, disability, veteran status, any other legally protected category of persons.

(d) Limitations on Use. Tenant shall not overload or abuse the floors, walls, or ceiling of the Premises, or make any use of the Premises which would render insurance void or increase Landlord’s risk for insurance purposes. No act shall be done in or about the Premises that is unlawful or that will increase the existing rate of insurance on any or all of the Land or Building. To Landlord’s knowledge, Landlord acknowledges that Tenant’s permitted use will not increase the existing rate of insurance. Tenant shall not commit or allow to be committed or exist: (a) any waste upon the Premises, (b) any public or private nuisance, or (c) any act or condition which interferes with the business of Landlord or with the rights or privileges of any contractors, subcontractors, licensees, agents, concessionaires, subtenants, servants, employees, customers, guests, invitees or visitors or any other persons lawfully in and upon the Land or Building, or causes any impairment or reduction of the good will or reputation of the Building. Tenant shall not, without the prior consent of Landlord, use any apparatus, machinery, device or equipment in or about the Premises which will cause any unreasonable substantial noise or vibration or any increase in the normal consumption level of electric power.

7. Quiet Enjoyment; Subordination; Estoppel Certificates.

(a) Quiet Enjoyment. Landlord hereby covenants and agrees that so long as Tenant complies with all the terms, covenants and provisions of this Lease, Tenant shall have the peaceful and quiet use of the Premises without let or hindrance on the part of Landlord and Landlord shall warrant and defend Tenant in such peaceful and quiet use and possession against the claims of all persons claiming by, through or under Landlord.

(b) Subordination. Tenant’s rights under this Lease are however, and shall always be subordinate to the operation and effect of any mortgage, deed of trust or similar security instrument (a “Security Instrument”) now or hereafter placed upon the land or buildings of which the Premises are a part, or any part thereof, by Landlord, or any renewal, modification, consolidation, replacement or extension of any such Security Instrument, unless such secured party elects to have Tenant’s interest hereunder superior to the lien of such Security Instrument; this clause shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall execute promptly any certificate that Landlord may request. Tenant hereby constitutes and appoints Landlord as Tenant’s attorney-in-fact to execute any such certificate or certificates for and on behalf of Tenant.

(c) Estoppel Certificate. Tenant agrees, at any time, and from time to time, upon not less than ten (10) days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying the commencement and termination dates of the term of this Lease, that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications), and the dates to which rent and other charges have been paid, and any default or claimed default on the part of Landlord under this Lease, it being intended that any such statement delivered pursuant to this provision may be relied upon by any prospective purchaser of Landlord’s interest or holder of a Security Instrument or assignee of any Security Interest upon Landlord’s estate in the Premises.

8. Assignment and Subletting.

(a) Consent Required. Tenant covenants and agrees not to assign this Lease in whole or in part, nor to sublease all or any part of the Premises nor permit other persons to occupy the Premises or any part thereof, nor to grant any license or concession for all or any part of the Premises, without the written consent of Landlord in each instance first had and obtained, which consent shall be in Landlord’s sole and absolute discretion, which may include the conditions set forth in subsection (b) below. Any consent by Landlord to an assignment or subletting of this Lease shall not constitute a waiver of the necessity of such consent as to any subsequent assignment or subletting. An assignment for the benefit of the Tenant’s creditors or otherwise by operation of law shall not be effective to transfer or assign Tenant’s interest under this Lease unless Landlord shall have first consented thereto in writing. Upon any permitted assignment, Tenant shall remain fully liable on this Lease and shall not be released from performing any of the terms, covenants and conditions of this Lease.

(b) Conditions of Transfer. Landlord may withhold its consent to any proposed assignment, sublease, license or concession (each, a “Transfer”) under subsection (a) above for any reason, including without limitation the following conditions:

(i) the proposed transferee’s financial condition is not reasonably satisfactory to Landlord or does not evidence the ability to pay Tenant’s obligations under this Lease when due;

(ii) the transferee’s use of the Premises conflicts with the permitted use described in Section 6(a); or

(iii) the use, nature, business, activities or reputation in the business community of the transferee (or its principals, employees or invitees) are not acceptable to Landlord.

(c) Termination. If Tenant subleases or assigns the Lease in whole or in part without Landlord’s prior written consent, then Landlord shall have the option to terminate this Lease at any time after actual notice of such change by giving Tenant at least sixty (60) days’ prior written notice, and on the date fixed in such notice for termination of this Lease, this Lease shall expire and come to an end with the same effect as if said date were originally set forth in this Lease for expiration of the term. The mere receipt by Landlord of rent from a party other than Tenant shall not be deemed actual notice of an assignment or sublease.

9. Maintenance and Repairs.

(a) Tenant’s Obligations: Exterior of the Premises. Tenant covenants and agrees to keep and maintain the exterior of the Premises, including the roof of the Premises, exterior walls, exterior doors and windows, parking lot, curbs, grounds, and landscaping in good condition and repair. In the event of any damage to the exterior of the Premises, Tenant shall cause such damages to be repaired. Landlord shall not be liable for repair or maintenance of the Premises, or any part thereof.

(b) Tenant’s Obligations: Interior of the Premises. Tenant covenants and agrees to keep the entire interior of the Premises, together with all electrical, plumbing, coolers, freezers, heating, air-conditioning, foundation, and other mechanical installations and equipment used by, or in connection with, the Premises, in good order and repair at its own expense and to promptly replace at its own expense, any interior finishes, interior plate glass doors, windows and mirrors which may be broken or damaged; and to surrender the Premises at the expiration of the term in as good condition as when received. Tenant will not overload the electrical wiring or plumbing and will not install any additional electrical wiring or plumbing unless it has first obtained Landlord’s written consent thereto, and, if such consent is given, Tenant will install the same at its own cost and expense. Tenant will repair promptly at its own expense any damage to the Premises caused by bringing into the Premises any property for Tenant’s use, or by the installation or removal of such property, regardless of fault or by whom such damage shall be caused unless caused by Landlord, its agents, employees or contractors.

(c) In the event Tenant shall not proceed promptly and diligently to make any repairs or perform any obligation imposed upon it in this Section 9 within forty-eight (48) hours after receiving written notice from Landlord to make such repairs or perform such obligation, then and in such event, Landlord may at its option, enter the Premises and do and perform the things specified in said notice, without liability on the part of Landlord for any loss or damage resulting from any such action by Landlord and Tenant agrees to pay within five (5) days of Landlord’s demand any cost or expense incurred by Landlord in taking such action.

10. Utilities. Landlord shall not be responsible for providing any services to the Premises. Tenant shall be responsible for providing its own gas, water, electric, telephone, or other utility services which it requires on the Premises together with the costs of maintaining the grounds at its sole cost and expense. Tenant shall directly pay for such services, including the establishment and connection thereof, at the rates charged for such services by said authority or utility, and the failure of Tenant to obtain or to continue to receive such services for any reason whatsoever shall not relieve Tenant of any of its obligations under this Lease.

11. Tenant’s Operations.

(a) Alterations. Tenant covenants and agrees not to make any alterations, additions, or improvements to the exterior of the Premises and not to make any structural alterations to the Premises, or any part thereof, without Landlord’s prior written consent in each instance first had and obtained; and Tenant agrees that any alterations, additions or improvements made by it shall immediately become the property of Landlord and shall remain upon the premises in the absence of any agreement to the contrary; provided, however, that Landlord shall have the right to require the restoration of the Premises to their original condition, in which event Tenant agrees to comply with such requirement prior to the expiration or other termination of this Lease. Tenant further agrees that it will not cut or drill into or secure any fixtures, apparatus or equipment of any kind in or to any part of the Premises without first obtaining Landlord’s written consent.

(b) Exterior of Premises. Tenant covenants and agrees not to place, or suffer to be placed, or maintain, any sign, billboard, marquee, awning, decoration, placard, lettering, advertising matter or other thing of any kind, whether permanent or temporary, on the exterior of the Premises or on the glass or any window or door of the Premises, without first obtaining Landlord’s written approval thereof, and without first obtaining all necessary approvals and permits from the City of Durango. Tenant further agrees to maintain any sign, billboard, marquee, awning, decoration, placard, lettering or advertising matter or other thing of any kind as may be approved by Landlord in good condition and repair at all times.

(c) Compliance with Fire Laws. Tenant covenants and agrees to execute and comply with all laws, rules, orders, directions and requirements of all governmental departments, bodies, bureaus, agencies and officers, and with all rules, directions, requirements and recommendations of the local board of fire underwriters and the fire insurance rating organizations having jurisdiction over the area in which the Premises are situated, in any manner pertaining to the Premises or the use and occupancy thereof. In the event Tenant shall fail or neglect to comply with any of the aforesaid laws, rules, orders, directions, requirements, or recommendations upon twenty-four (24) hours prior written notice, or without advance notice in the event of an emergency, Landlord or its agents may enter the Premises and take all such action and do all such work in or to the Premises as may be necessary in order to cause compliance with such laws, rules, orders, directions, requirements or recommendations, and Tenant covenants and agrees to reimburse Landlord promptly upon demand for the expense incurred by Landlord in taking such action and performing such work. Tenant further covenants and agrees not to do or suffer to be done, or keep or suffer to be kept anything in, upon or about the Premises which will contravene Landlord’s policies insuring against loss or damage by fire or other hazards, including, but not limited to, public liability or which will prevent Landlord from procuring such policies in companies reasonably acceptable to Landlord; and if anything done, omitted to be done or suffered to be done by Tenant, or kept, or suffered by Tenant to be kept, in, upon or about the Premises shall cause the rate of fire or other insurance on the Premises, or other property of Landlord, in companies reasonably acceptable to Landlord, to be increased beyond the minimum rate from time to time applicable to the Premises, or any adjoining stores or to other property of Landlord for the use or uses made thereof, Tenant will pay the amount of such increase promptly upon Landlord’s demand.

(d) Mechanic’s Liens. Tenant shall at all times keep the Premises free from any liens arising out of any work performed or allegedly performed, materials furnished or allegedly furnished, or obligations incurred or allegedly incurred, by Tenant or its contractors. Landlord reserves the right to enter the Premises for the purpose of posting such notices of non-responsibility as may be permitted by law, or desired by Landlord. Prior to commencing any Alterations, repairs or any other work in the Premises or incurring any obligations in connection therewith, Tenant shall provide Landlord with at least ten (10) business days’ notice with respect thereto so that Landlord may post notices of non-responsibility.

Tenant covenants and agrees that if any mechanics’ or materialmen’s lien or other lien shall be filed against the Premises, or any other part of the Building, by reason of or arising out of any labor or material furnished or alleged to have been furnished, to or for the Premises or any occupant thereof, or for or by reason of any change, alteration or addition made by Tenant thereto, Tenant shall in any of such events, cause the same to be canceled and discharged of record by bond or otherwise as allowed by law, at Tenant’s expense, within ten (10) days after the filing thereof; and Tenant shall also defend on Landlord’s behalf, at Tenant’s sole cost and expense, any action, suit or proceeding which may be brought thereon or for the enforcement of any such lien, and Tenant will pay any damages and satisfy and discharge any judgment entered thereon and save Landlord harmless from any claim or damage resulting therefrom. If at any time, Tenant does not comply with the covenants made in this subparagraph, Landlord may, at its option, after giving Tenant three (3) days’ prior written notice of its intention to do so, cause such lien to be canceled and discharged of record by bond or otherwise as allowed by law, and Tenant shall pay all costs thereof, including reasonable attorney’s fees, as additional rent, payable with the next ensuing installment of Base Rent.

12. Indemnification; Insurance.

(a) Indemnification. Tenant covenants and agrees to indemnify Landlord and save it harmless from and against any and all claims, actions, damages, liability and expenses in connection with loss of life, personal injury, or damage to property arising from or out of Tenant’s occupancy or use of the Premises or any part thereof, or any other part of Landlord’s property, or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors or employees.

(b) Insurance. Tenant shall, at its sole cost and expense, maintain and keep in full force with responsible companies licensed to do business in Colorado and acceptable to Landlord, insurance policies naming Landlord, Tenant and any mortgagee of Landlord as insureds, as their respective interests may appear, and providing not less than the following protection:

(i) Property insurance in an amount sufficient to cover not less than 100% of the full replacement cost of the Premises and all improvements located thereon, including the entire interior of the Premises, all electrical, plumbing, heating, air-conditioning and other mechanical installations and equipment against destruction from any cause, including without limitation, fire or water damage; as well as any other coverages on the Premises and improvements as Landlord or its Lender deems necessary or desirable;

(ii) General commercial liability insurance with minimum limits of coverage of $1,000,000.00 per person and $2,000,000.00 per occurrence, or with such greater limits as Landlord may specify;

(iii) Personal property insurance against Special Causes of Loss (including theft) covering all of Tenant’s stock in trade, fixtures, personal property and all installations and improvements made by Tenant (including Tenant’s installations and improvements which become the property of Landlord) in, on or about the Premises in an amount of not less than the then full insurable value (actual replacement cost without deduction for physical deprecation), with such value to be determined by Tenant;

(iv) Business Interruption Insurance sufficient to compensate Tenant for closure of business for a period of up to 120 days.

(c) General Insurance Requirements.

(i) Landlord (and its lender, if applicable) shall be listed as loss payee or additional insured or on all of Tenant’s insurance policies (except for its Business Interruption policy). Landlord shall be entitled to collect the proceeds of all property insurance and may apply such proceeds to repair or replacement of the improvements on the Premises in its sole discretion.

(ii) Tenant’s policies shall provide that, in the case of fire or other casualty affecting the Premises, any loss shall be adjusted jointly with Landlord and Tenant and that to the extent Landlord’s insurance policies and Tenant’s insurance policies provide coverage for the same risks, Tenant’s insurance shall be primary.

(iii) The insurance policies or duly executed certificates thereof, together with satisfactory evidence that the premium has been paid, shall be deposited with the Landlord on or before delivery of possession and thereafter evidence of continuing insurance and premium payments shall be delivered to Landlord not less than ten (10) days prior to the expiration of each policy required to be in force hereunder and at any other time requested by Landlord.

(iv) All insurance carried by Tenant shall be in form satisfactory to Landlord and shall provide that the policy shall not be subject to cancellation, termination or modification except after at least ten (10) days’ prior written notice to the Landlord and to any Mortgagee to whom a loss thereunder may be payable.

(v) If Tenant fails to maintain the required insurance, Landlord may, but shall not be obligated to, obtain such insurance and Tenant shall pay Landlord the premium on demand.

(ii) Each party hereby releases the other party with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage or destruction with respect to its property occurring during the term of this Lease to the extent to which such claim is insured under a policy or policies containing a waiver of subrogation or permission to release liability or naming the above party as an additional insured as provided above.

13. Trade Fixtures. All trade fixtures installed by Tenant in the Premises, other than improvements to the Premises made by Tenant, shall remain the property of the Tenant and shall be removable from time to time and also at the expiration of the term of this Lease or other termination thereof, provided that Tenant shall not at such time be in default under any covenant or agreement contained in this Lease; otherwise such property shall not be removable and Landlord shall have a lien on said fixtures to secure itself against loss and damage resulting from said default or defaults by Tenants.

14. Inspection of Premises. Tenant covenants and agrees to permit Landlord, its agents, employees and contractors to enter the Premises and all parts thereof at all reasonable times to inspect the Premises and to enforce and carry out any provision or provisions of this Lease.

15. Holding Over. The parties hereto covenant and agree that this Lease and the tenancy hereby created shall cease and terminate at the end of the Lease Term (or Renewal Term as applicable) without the necessity of any notice from either Landlord or Tenant to terminate the same. In the event Tenant remains in possession of the Premises after termination of this Lease and in the absence of renewal in accordance with to the terms of Section 3 or any written agreement with Landlord permitting Tenant to do so, Tenant shall be deemed a month-to-month tenant of the Premises at a rental equal to one hundred and twenty-five percent (125%) of the Base Monthly Rent for the expiring term of the Lease.

16. Showing of Premises. Tenant covenants and agrees that for the period of six (6) months prior to the end of the Lease Term (or Renewal Term as applicable), Landlord shall have the right to display on the exterior of the Premises or within the windows visible from the exterior of the Premises the customary sign “For Rent” and that during such period, Landlord may show the Premises and all parts thereof to prospective tenants during normal operating hours on any day except any legal holiday on which Tenant shall not be open for business.

17. Damage or Destruction. If the Premises shall be damaged by fire, the elements, unavoidable accidents or other casualty, whether or not the Premises are rendered untenantable in whole or in part, Landlord shall promptly at its own expense cause such damage to be repaired, and the rent shall not be abated. If the Premises cannot in Landlord’s opinion, be repaired within one hundred and twenty (120) days of such occurrence, Landlord shall give Tenant written notice of such determination, in which event this Lease and the tenancy hereby created shall terminate as of the date of said occurrence, the rental to be adjusted as of such date.

18. Eminent Domain. If the whole or any part of the Premises shall be taken under the power of eminent domain, then this Lease shall terminate as to the part so taken on the day when Tenant is required to yield possession thereof, and Landlord shall make such repairs and alterations as may be necessary in order to restore the part not taken to useful condition; pending the restoration by Landlord of the portion of the Premises not so taken, the rental shall be reduced proportionately to the portion of the Premises not taken. If the amount of the Premises not taken is such as to substantially impair the usefulness of said Premises for the purposes for which the same are hereby leased, then either party shall have the option to terminate this Lease as of the date when Tenant is required to yield possession. The compensation awarded for such taking, both as to Landlord’s reversionary interest and Tenant’s interest under this Lease, shall belong to and be the property of Landlord; provided, however, that Landlord shall not be entitled to any portion of the award made to Tenant for loss of Tenant’s business or for the cost of removal of its stock and Tenant’s fixtures, if so separately stated and valued.

19. Events of Default. The occurrence or existence of any one or more of the following events or circumstances shall constitute an “Event of Default” under this Lease:

(a) Failure in Payment. The failure by Tenant to pay when due any installment of Base Rent, Additional Rent (including Additional Rent payable to third parties), or Late Fee due under the terms of this Lease.

(b) Failure in Performance. The failure by Tenant to perform or observe all of the covenants on Tenant’s part to be performed or observed under this Lease, if Tenant fails to remedy that failure within ten (10) days after Landlord gives written notice of the breach to Tenant; provided, however, that in the event the breach arises from Tenant’s violation of any applicable law, ordinance or similar governmental restriction, and if the agency enforcing the restriction allows a shorter period for the cure of the breach, then Tenant shall be obligated to effect the cure of the breach within that shorter period.

(c) Attachment. The taking of this Lease or the Premises or any part thereof upon execution or by other process of law directed against Tenant, or upon or subject to any attachment at the instance of any creditor of or claimant against Tenant, if such attachment shall not be discharged or disposed of within fifteen (15) days after the levy of same.

(d) Vacating or Abandonment. The vacating or abandonment of the Premises (which shall be defined to include, but not be limited to, any absence by Tenant from the Premises for ten (10) or more consecutive days without prior written consent from Landlord), or Tenant’s locking the Premises so as to prevent the entry by Landlord, or its representatives as permitted by the terms of this Lease.

(e) Assignment without Consent. The assignment or subletting of the Premises or any portion of the Premises without the consent of Landlord.

(f) Insolvency Filing. An action by Tenant or any guarantor of Tenant’s obligations under this Lease to (i) admit in writing its inability to pay its debts generally as they become due; (ii) make an assignment of all or a substantial part of its property for the benefit of creditors; (iii) apply for or consent to or acquiesce in the appointment of a receiver, trustee or liquidator of Tenant or such guarantor or of all or a substantial part of Tenant’s or such guarantor’s property or of the Premises or of Tenant’s interest in this Lease; or (iv) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization under any bankruptcy or insolvency law or an arrangement with creditors, or take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against Tenant or such guarantor in any bankruptcy, reorganization or insolvency proceedings.

(g) Insolvency Adjudication. The entry of a court order, judgment or decree without the application, approval or consent of Tenant or any guarantor of Tenant’s obligations under this Lease, as the case may be, approving a petition seeking reorganization of Tenant or such guarantor under any bankruptcy or insolvency law or appointing a receiver, trustee or liquidator of Tenant or such guarantor, or of all or a substantial part of Tenant’s or such guarantor’s property, or of the Premises, or of Tenant’s interest in this Lease, or adjudicating Tenant or such guarantor a bankrupt or insolvent, if such order, judgment or decree shall not be vacated, set aside or stayed within thirty (30) days from the date of entry.

(h) Other Default. Default by Tenant or any guarantor on any other obligation to Landlord.

20. Landlord’s Remedies. Upon the occurrence of an Event of Default, Landlord shall have the right, at its election, then or at any time thereafter and while any such Event of Default shall continue, either:

(a) To give Tenant written notice of Landlord’s intention to terminate this Lease on the date such notice is given or on any later date specified therein, whereupon, on the date specified in such notice, Tenant’s right to possession of the Premises shall cease and this Lease shall thereupon be terminated; or

(b) To re-enter and take possession of the Premises or any part thereof and repossess the same as Landlord’s former estate and expel Tenant and those claiming through or under Tenant, and remove the effects of both or either, using such force for such purposes as may be reasonably necessary, without being liable for prosecution thereof, without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of rent or preceding breach of covenants or conditions. Should Landlord elect to re-enter the Premises as provided in this Section 20(b) or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may, from time to time, without terminating this Lease, re-let the Premises or any part thereof in Landlord’s or Tenant’s name, but for the account of Tenant, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term) and on such conditions and upon such other terms (which may include concessions of free rent and alteration and repair of the Premises) as Landlord, in its discretion, may determine, and Landlord may collect and receive the rents therefor. Landlord shall in no way be responsible or liable for any failure to re-let the Premises or any part thereof or for any failure to collect any rent due upon such re-letting. No such re-entry or taking possession of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention be given to Tenant. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right following any such re-entry and/or re-letting, to exercise its right to terminate this Lease by giving Tenant such written notice, in which event, this Lease will terminate as specified in said notice.

(c) In the event that Landlord does not elect to terminate this Lease as permitted in Section 20(a) hereof, but on the contrary, elects to take possession as provided in Section 20(b), Tenant shall pay to Landlord the rent and other sums as herein provided, which would be payable hereunder if such repossession had not occurred, less the net proceeds, if any, of any reletting of the Premises after deducting all Landlord’s expenses in connection with such reletting, including but without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, expenses of employees, alteration and repair costs and expenses of preparation for such reletting. If, in connection with any reletting, the new lease term extends beyond the existing term, or the premises covered thereby include other premises not part of the Premises, a fair apportionment of the rent received from such reletting and the expenses incurred in connection therewith as provided aforesaid will be made in determining the net proceeds from such reletting. Tenant shall pay such rent and other sums to Landlord monthly on the days on which the rent would have been payable hereunder if possession had not been retaken.

(d) In the event this Lease is terminated, Tenant shall remain liable to Landlord for damages in an amount equal to the total of the following:

(i) the cost, including reasonable attorneys’ fees, of demanding and recovering the Premises;

(ii) all unpaid Base Rent, Additional Rent, Late Fee and any other rent earned at the time of termination of this Lease, plus interest thereon at eighteen percent (18%) per annum;

(iii) all other money and damages owed by Tenant to Landlord.

(iv) Base Rent, Additional Rent, Late Fee, and other rent and sums which would have been owing by Tenant hereunder for the balance of the term had this Lease not been terminated, less the net proceeds, if any, received by Landlord from any reletting of the Premises by Landlord subsequent to such termination, after deducting all Landlord’s expenses in connection with finding a new tenant and such recovery of possession and reletting, including tenant improvements, remodeling and refinishing space for a new tenant, reasonable and customary tenant inducements and abatements, brokerage fees or agents’ commissions in connection therewith, redecorating costs, reasonable attorneys’ fees, and other costs and expenses incident to recovering and reletting the Premises; and Landlord shall be entitled to collect and receive such damages from Tenant on the days on which the Base Rent, Additional Rent, Late Fee, and other rent and sums would have been payable if this Lease had not been terminated.

(e) Suit or suits for the recovery of the amounts and damages set forth above may be brought by Landlord, from time to time, at Landlord’s election and nothing herein shall be deemed to require Landlord to await the date whereon this Lease or the term hereof would have expired had there been no such default by Tenant or no such termination, as the case may be.

(f) After an Event of Default by Tenant, Landlord may sue for or otherwise collect all rents, issues and profits payable under all subleases on the Premises, including those past due and unpaid.

(g) After an Event of Default by Tenant, Landlord may without terminating this Lease, enter upon the Premises, with force if necessary, without being liable for prosecution of any claim for damages, without being deemed guilty of any manner of trespass and without prejudice to any other remedies, and do whatever Tenant is obligated to do under the terms of this Lease. Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with the Tenant’s obligations under this Lease; further, Tenant agrees that Landlord shall not be liable for any damages resulting to Tenant from effecting compliance with Tenant’s obligations under this subparagraph caused by the negligence of Landlord or otherwise.

(h) Injunction and Specific Performance. In the event of a breach or threatened breach by Tenant of any of the terms, covenants, or conditions of this Lease, Landlord shall also have the right of injunction and specific performance. Tenant agrees to pay the premium for any bond required in connection with any injunction.

(i) Compliance with Applicable Law. Notwithstanding any of the foregoing, in exercising its remedies under this Lease, Landlord shall comply with all applicable Colorado law, including but not limited to, the forcible entry and detainer statutes.

(j) Attorneys’ Fees. In the event of any legal proceeding arising under this Lease, the prevailing party shall be entitled to an award of its reasonable attorneys’ fees (including legal assistants’ fees) and costs. For the purposes of this Lease, the term “prevailing party” shall include a party who withdraws or moves for dismissal of a claim in consideration of payment allegedly due, performance allegedly owed or other consideration in substantial satisfaction of the claim withdrawn or dismissed.

(k) Landlord’s Lien. Landlord shall have at all times a security interest and a lien for all rent and other sums of money becoming due hereunder from Lessee, subordinate only to a purchase money security interest, upon all goods, wares, equipment, fixtures, furniture, other personal property and licenses situated in or pertaining to the Premises belonging to Tenant, and such property shall not be removed therefrom without the consent of Landlord until all arrearages in rent and other sums of money then due to Landlord hereunder shall first have been paid. Upon the occurrence of any event of default by Tenant, Landlord may foreclose in the manner provided by law for the foreclosure of a security interest and may dispose of any property subject to the lien through public or private sale. Tenant agrees that Landlord may record such financing statements as Landlord may deem necessary to perfect the security interest in the lien granted to Landlord pursuant to this Section.

21. Remedies Cumulative and Waiver.

(a) Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease now or hereafter existing at law or in equity or by statute or otherwise, including, but not limited to, suits for injunctive or declaratory relief and specific performance. No mention in this Lease of any specific right or remedy shall preclude Landlord from exercising any other right or from having any other remedy or from maintaining any action to which it may otherwise be entitled either at law or in equity; and the failure of Landlord to insist in any one or more instances upon a strict performance of any covenant of Tenant under this Lease or to exercise any option or right herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, right or option, but the same shall remain in full force and effect unless the contrary is expressly waived in writing by Landlord.

(b) The waiver by Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition on any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of the rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing and signed by Landlord.

22. Injury from Leakage, etc. Landlord shall not be liable for any injury or damage to persons or property resulting from falling plaster, steam, gas, electricity, water, rain or snow which may leak or issue from any part of the Premises or from pipes, appliances or plumbing, or from sewers or the street or subsurface, or from any other place, by dampness or other cause of whatever nature.

23. Recording. This Lease shall not be recorded in the public records of La Plata County, Colorado.

24. Property and Sales Taxes.

(a) Real Property Taxes. Tenant will pay before delinquency (and provide Landlord with reasonable evidence thereof) all Real Property Taxes that may be levied or imposed during the Term against all of part of the Premises. “Real Property Taxes” means all general real estate taxes, ad valorem taxes, general and special assessments, surcharges and other similar governmental charges levied against or applicable to the Premises for each calendar year.

(b) Personal Property Taxes. Tenant shall pay all personal property taxes assessed on the personal property located on or used in connection with the Premises (whether owned by Landlord or Tenant). All such taxes shall be paid as and when they become due and prior to delinquency.

(c) Sales Taxes. Tenant shall pay all sales taxes assessed against the business operating on or in connection with the Premises. All such taxes shall be paid as and when they become due and prior to delinquency. Tenant shall not allow any lien to attached to personal property or fixtures located at the premises due to failure to timely pay such taxes and shall immediately discharge any such lien.

(d) Payroll Taxes. Tenant shall pay all federal and state taxes due and owing by reason of wages or other benefits paid to agents, employees, or servants. Tenant shall not allow any lien to attached to personal property or fixtures located at the premises due to failure to timely pay such taxes and shall immediately discharge any such lien.

(e) Proof of Payment. Tenant shall promptly provide to Landlord reasonable proof of payment of personal property taxes and real property taxes on or before the due date for such tax payment. Reasonable proof may include certification of payment by a certified public accountant.

(f) Default. If Tenant fails to make the payments in strict compliance with the provisions of this Section, Landlord may, but shall not be required to, make the payment on Tenant’s behalf and to be reimbursed therefore with interest at the rate of 18% per annum.

25. Successors and Assigns. Except as herein provided, this Lease and the covenants and conditions herein contained shall inure to the benefit of and be binding upon Landlord, its successors and assigns, and shall be binding upon Tenant, its successors and assigns, and shall inure to the benefit of Tenant and only such assignees of Tenant to whom an assignment by Tenant has been consented to in writing by Landlord. In the event more than one person, firm or corporation is named herein as Tenant, the liability of all parties named herein as Tenant shall be joint and several.

In the event Landlord’s interest under this Lease is transferred or assigned and written notice thereof is given to Tenant, the Landlord herein named (or any subsequent assignee or transferee of Landlord’s interest under this Lease who gives such notice to Tenant) shall automatically be relieved and released from and after the date of such transfer or conveyance from all liability hereunder except with respect to liability to refund or return to Tenant any security deposit by Tenant with Landlord hereunder. Further, the liability of Landlord, its successors and assigns, under this Lease shall at all times be limited solely to Landlord’s interest in the Premises and in the event the owner of Landlord’s interest in this Lease is at any time a partnership, joint venture or unincorporated association, Tenant agrees that the members or partners of such partnership, joint venture or unincorporated association shall not be personally or individually liable or responsible for the performance of any of Landlord’s obligations hereunder.

26. Entire Agreement. This Lease contains the entire agreement between the parties hereto, and shall upon the Commencement Date replace and supersede any existing lease for the Premises; provided however, that Tenant shall remain liable to Landlord for any amounts due under any existing lease prior to the Commencement Date. Any agreement hereafter or heretofore made shall not operate to change, modify, terminate or discharge this Lease in whole or in part unless such agreement is in writing and signed by each of the parties hereto. Landlord has made no representations or promises with respect to the Premises except as are herein expressly set forth.

27. Surrender and Notice. Upon the expiration or earlier termination of this Lease, Tenant shall promptly quit and surrender to Landlord the Premises broom clean, in good order and condition, ordinary wear and tear and loss by fire or other casualty or condemnation excepted, and Tenant shall remove all of its movable furniture and other effects and such alterations, additions and improvements as Landlord shall require Tenant to remove. In the event Tenant fails to so vacate the Premises on a timely basis as required, Tenant shall be responsible to Landlord for all costs and damages, including but not limited to any amounts required to be paid to third parties who were to have occupied the Premises, incurred by Landlord as a result of such failure, plus interest thereon at the rate of twelve percent (18%) per annum on all amounts not paid by Tenant within five (5) days of demand, until paid in full.

28. Environmental Provisions.

(a) As used in this section, “Environmental Legal Requirements” shall mean any applicable law relating to public health, safety or the environment, including, without limitation, relating to releases, discharges or omissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls (“PCB’s”) or asbestos, or asbestos containing products, to the disposal, treatment, storage or management of solid or other hazardous or harmful wastes or to exposure to toxic, hazardous or other harmful materials (collectively “Hazardous Substances”) to the handling, transportation, discharge or release of gaseous or liquid substance and any regulation or final order or directive issues pursuant to such statute or ordinance, in each case applicable to the premises, the building or its operation, construction or modification, including without limitation the following: the Clean Air Act, the Federal Water Pollution Control Act (“FWPCA”), the Safe Drinking Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, as amended by the Solid and Hazardous Waste Amendments of 1984 (“RCRA”), the Occupational Safety and Health Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Solid Waste Disposal Act, and any state statutes addressing similar matters, and any state statute providing for financial responsibility for clean-up or other actions with respect to the release or threatened release of any of the above-referenced substances.

(b) Tenant represents and warrants that no Hazardous Substances have been used, stored, or placed on the Premises, and that it has not received any notice of violation any Environmental Legal Requirements or notice or order to take any remedial action under any Environmental Legal Requirements with respect to the Property before or during its period of ownership of the Premises.

(c) Tenant and its successors and assigns shall use and operate the Premises at all times during the term hereof, under and in compliance with the laws of the State of Colorado and in compliance with all applicable Environmental Legal Requirements.

(d) Tenant hereby indemnifies and saves Landlord harmless from all liabilities, claims, expenses, and causes of action arising from the use, storage or placement of any Hazardous Substances upon the Premises, if brought or placed thereon by Tenant, its agents, employees, contractors or invitees, or previously existing on the Premises. Tenant acknowledges the reasonableness of this indemnity based on its prior ownership of the Premises. Tenant shall (i) within fifteen (15) days after written notice thereof, take or cause to be taken, at its sole expense, such actions as may be necessary to comply with all Environmental Legal Requirements and (ii) within fifteen (15) days after written demand therefor, reimburse Landlord for any amounts expended by Landlord to comply with any Environmental Requirements with respect to the premises or with respect to any other portions of Landlord’s Building or property as the result of the placement or storage of Hazardous Substances by Tenant, its agents, employees, contractors or invitees, or in connection with any judicial or administrative investigation or proceeding relating thereto, including, without limitation, reasonable attorneys’ fees, fines or other penalty payments. The indemnification provided herein shall survive the termination of the Lease.

(e) For purposes of this provision, Tenant shall be conclusively deemed to have violated the Environmental Legal Requirements if (i) any notice or order is directed to either Landlord or Tenant by any governmental agency, body, or court alleging that such violation has occurred; or (ii) if Landlord obtains and delivers to Tenant a report prepared by an engineer or other party engaged in the business of testing or determining the existence of Hazardous Substances, which report states that there are Hazardous Substances used, stored or placed upon the Premises. In the event Tenant is deemed to have violated any of the Environmental Legal Requirements as set forth in the preceding sentence, Landlord shall have the right and option, after fifteen (15) days prior written notice to Tenant, to terminate this Lease by written notice thereof to Tenant, in which event Landlord shall retain all rights and remedies, and Landlord shall be entitled to all remedies set forth in Section 20 of this Lease notwithstanding such termination.

(f) Tenant hereby grants Landlord, and Landlord’s agents and employees (including but not limited to, any engineers or other parties engaged in the testing of Hazardous Substances) the right to enter upon the Premises for the purpose of determining whether Tenant, its agents, employees, contractors or invitees, has violated any of the provisions of this Section. Landlord does not assume any duty to undertake any testing for or remediation of Hazardous Substances.

29. Purchase of Property upon Change in Control.

(a) Upon the occurrence of a Change of Control of Tenant, Tenant or the surviving corporation in a merger of Tenant shall purchase the Premises at the landlords option for the price of $6,930,000.00, or the appraised value of the Premises (Tenant shall pay the cost of an appraisal), whichever is greater. Landlord and Tenant shall execute a Contract to Buy and Sell (Commercial) on Form CBS3-6-24 providing for a closing date on or before 90 days after the Change in Control, with Tenant/Buyer to pay all fees for title insurance, closing costs, any inspections or other due diligence desired by Tenant/Buyer, and no prorations other than Base Rent under this Lease. Landlord and Tenant shall cooperate to execute all closing instructions, resolutions, consents, statements, and affidavits reasonably requested by the other party or the title company to complete closing on or before the closing date.

(b) For purposes of this Lease, a “Change of Control” means: (i) a dissolution, liquidation or sale of all or substantially all of the assets of Tenant; (ii) a merger or consolidation in which the Tenant is not the surviving corporation; (iii) a reverse merger in which Tenant is the surviving corporation but the shares of Tenant’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (iv) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by Tenant or any Affiliate of Tenant) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of Tenant representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.

30. Notices.

(a) All notices from Tenant to Landlord required or permitted by any provision in this Lease, shall be hand delivered or sent by overnight delivery or same-day messenger or certified mail, return receipt requested to Landlord at:

AMERICAN HERITAGE LEGACIES, LLC

479 Main Avenue

Durango, CO 81301

(b) All notices from Landlord to Tenant required or permitted by any provision in this Lease shall be hand delivered or sent by overnight delivery or same-day messenger or certified return receipt requested to Tenant at the Premises, or in the alternative to the address as follows:

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

265 Turner Drive

Durango, CO 81303

Either party may, at any time, or from time to time, designate in writing a substitute address for that above set forth, and thereafter all notices to such party shall be sent in accordance with the above.

31. Captions. The captions in this Lease are for convenience only and are not a part of this Lease.

32. Waiver of Jury Trial.

TENANT WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, COUNTERCLAIM, OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS LEASE. THIS WAIVER APPLIES TO ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS AND PROCEEDINGS, INCLUDING PARTIES WHO ARE NOT PARTIES TO THIS LEASE. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY TENANT AND TENANT ACKNOWLEDGES THAT NEITHER LANDLORD, NOR ANY PERSON ACTING ON BEHALF OF LANDLORD, HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. TENANT FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, IN THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

THE LANDLORD AGREES THAT, IF THE LESSEE FINDS A BUYER FOR THE LEASED PROPERTY WITHIN 120 DAYS FROM THE EXECUTION OF THIS LEASE, THE LANDLORD WILL SELL THE PROPERTY FOR $6,930,000 PLUS ALL CLOSING COSTS, REASONABLE ATTORNEYS FEES AND PREPAYMENT PENALTIES, IF ANY.

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the day and year first above written.

Landlord:	Tenant:

AMERICAN HERITAGE LEGACIES, LLC	ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

/s/ John Harper	/s/ Mel Keating
By: John Harper, Managing Member	By: Mel Keating, Director and Board Chair

DATE: 10/1/2026	DATE: 10/1/2026